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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 33-26261 and 333-123949) on Form S-8 and registration statement (Nos. 333-97531 and 333-110611) on Form S-3 of GP Strategies Corporation of our reports dated March 15, 2006, with respect to the consolidated balance sheets of GP Strategies Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal conrol over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of GP Strategies Corporation.

Our report dated March 15, 2006, on management's assessment of the effectiveness of internal control over finacial reporting and the effectiveness of internal conrol over financial reporting as of December 31, 2005, expresses our opinion that GP Strategies Corporation did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company's account reconciliation and management review controls over the accounting for income taxes were not operating effectively because of the lack of adequate tax accounting expertise as of December 31, 2005. As a result, there was a material misstatement in the Company's income tax provision.


/s/ KPMG LLP


Baltimore, Maryland
March 16, 2006